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CNH Industrial announces management changes for new On-Highway business

London, July 5, 2021

Ahead of the previously announced spin-off of its On-Highway business and the designation of Gerrit Marx as the Chief Executive Officer, CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) announces the first Newco senior leadership team appointments for Operations and Powertrain.

Effective October 1, 2021, Annalisa Stupenengo will assume global responsibility for Operations, directly overseeing all activities related to manufacturing, quality, logistics and purchasing of the new On-Highway business. Stupenengo has extensive international experience gained through roles of increasing responsibility within CNH Industrial and Fiat Chrysler Automobiles (now Stellantis). She currently serves as President Powertrain, overseeing all Powertrain business activities and the FPT Industrial brand within CNH Industrial.

“On behalf of the Board of Directors of CNH Industrial, I wish to thank Annalisa for her time as a member of the Senior Leadership team and for five years of successfully leading our global powertrain operations, achieving exceptional results and milestones. We wish her the best in this new role and are eager to follow her next accomplishments,” said Suzanne Heywood, Chair of CNH Industrial.

“I am delighted that Annalisa has accepted a new challenge within the On-Highway organization. Her strong leadership and in-depth knowledge of our businesses will prove fundamental in managing our core industrial operations. I look forward to working closely with her as we embark on this new journey, post-spin from CNH Industrial,” commented Gerrit Marx, designated Chief Executive Officer of the new On-Highway business.

“I will always remember my time at the helm of the Powertrain business. I especially want to thank the team that I had the privilege to lead, for their passion and commitment under my guidance to drive FPT Industrial’s global business and pioneering role in innovative technologies. Now, I am excited about the opportunity to contribute to creating a brilliant future for the new On-Highway business and am eager to step up to a higher challenge in this new role,” added Annalisa Stupenengo.

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA

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Sylvain Blaise will assume responsibility for the Powertrain Business Unit within the Newco. Blaise has some 20 years’ experience within the Group having worked in varied businesses, including Agriculture, across different geographies in Europe and North America. He was appointed IVECO BUS Brand President in 2014 and Head of the entire Bus Business Unit in 2019, successfully re-positioning the Brand and driving the disruptive industry transformation that is underway.

“The passion and drive that Sylvain put into the increasing success of the Bus Business Unit will serve us well in the new role, ensuring that FPT Industrial will continue to successfully overcome the future challenges in the powertrain space,” added Gerrit Marx.

CNH Industrial N.V. (NYSE: CNHI /MI: CNHI) is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. More information can be found on the corporate website: www.cnhindustrial.com

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